Exhibit 99.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment Number One dated April 7, 2009, amends that certain Employment Agreement dated June 2, 2006 (the “Agreement”) by and between SciClone Pharmaceuticals, Inc. (the “Company”) and Dr. Friedhelm Blobel (“Employee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed them in the Agreement.

NOW, THEREFORE, in consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

1. Amendment. Section 3(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Other Long Term Incentive Plan Benefits(“LTIP”)

(i) At the beginning of calendar year 2012, the Compensation Committee of the Board will consider an award to Employee of a special cash bonus (the “LTIP Bonus”) of up to $450,000, the exact amount of which will be based on Employee’s overall achievement of the performance targets over the years 2009-2011 which shall have been previously agreed upon in writing by Employee and the Board, (as evidenced by its Chairman or the Chairman of the Compensation Committee of the Board executing and delivering such writing). Provision of the LTIP Bonus and the amount of such will be in the sole discretion of the Board. To the extent earned, the LTIP Bonus will be paid to Employee no later than 30 days after the Board approves the payment of the LTIP Bonus.

(ii) In the normal course of business, it is anticipated that the LTIP will be reviewed each year and if warranted by the Company’s as well as Employee’s performance and the outlook for the Company, the Board, in its sole discretion, will consider additional stock based and/or cash performance based awards in future years.”

2. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Amendment, any such dispute will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Human Resources Department. Employee and the Company hereby waive their respective rights to have any such disputes or claims tried before a judge or jury.

3. Severability. If any provision of this Amendment is deemed invalid, illegal or unenforceable, such provision will be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Amendment will not in any way be affected.

4. Assignment. In view of the personal nature of the services to be performed under this Amendment, Employee cannot assign or transfer any of his obligations under this Amendment.

5. Employee’s Successors. All rights of Employee hereunder will inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Entire Agreement. This Amendment and the Agreement constitute the entire agreement between Employee and the Company regarding the terms and conditions of employment, and they supersede all prior negotiations, representations or agreements between Employee and the Company regarding employment, whether written or oral. This Amendment may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument.

7. Modification. This Amendment may only be modified or amended by a supplemental written agreement signed by Employee and an authorized representative of the Company.

8. Governing Law. This Amendment will be governed by and construed according to the laws of the State of California.

Please sign and date this letter on the spaces provided below to acknowledge Employee’s acceptance of the terms of this Agreement.

Sincerely, SciClone Pharmaceuticals, Inc.

	By:	/s/ Gary S. Titus
Gary S. Titus,
Chief Financial Officer and Senior Vice President, Finance

Agreed to and Accepted:

Date: April 7, 2009	/s/ Dr. Friedhelm Blobel
Dr. Friedhelm Blobel

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